Exhibit 99.1

Max Capital Group Sends Annual New-Year Letter to Company’s Shareholders, Employees and Other Stakeholders

Max CEO Marty Becker reviews key results and accomplishments in 2009, outlook for 2010.

Strong underwriting results from all platforms drove profitability in 2009. Max is well positioned to successfully navigate the softer market in 2010.

HAMILTON, Bermuda¯Jan. 19, 2010¯W. Marston (Marty) Becker, Chairman and Chief Executive Officer of Max Capital Group Ltd. (NASDAQ: MXGL; BSX: MXGL BH), a global provider of diversified specialty insurance and reinsurance products, today issued a letter addressed to the Company’s shareholders, employees and other stakeholders updating them on Max Capital’s performance and progress in 2009 and its 2010 outlook. The letter, which will be followed on February 9, 2010 by the issuance of the Company’s financial results for its fourth quarter and full year ended December 31, 2009, states that “Max had a strong year operationally, and produced meaningful profits,” and indicates that the company will “continue to be focused on a business model that produces a 15% ROE across the cycle.”

The full text of Mr. Becker’s letter reads as follows:

January 19, 2010

To all Max Shareholders, Employees and Other Stakeholders:

As we leave 2009 and enter a new decade (Max’s second), it is a good time to reflect on the year just passed and to provide our view of the year ahead. This letter has become an annual tradition, and while we won’t release final year 2009 results until February 9, 2010, the unaudited information below details our expected 2009 results.

Like most years, 2009 brought us many successes, as well as its fair share of challenges. On balance, Max had a strong year operationally, and produced meaningful profits — in contrast to 2008, when, despite having had a great operating year, financial crisis-related losses on our hedge fund investments took a severe toll on our bottom line.

In 2009, we celebrated Max’s ten-year anniversary. It is testament to the effectiveness of our talented and industrious people that, over the last ten years, Max has grown from a small Bermuda reinsurance company offering structured reinsurance products to a global enterprise dedicated to providing diversified specialty insurance and reinsurance products. Our success has largely resulted from a strategy of opportunistically entering market segments that have attractive underwriting prospects by recruiting and building “best-in-class” underwriting expertise and experience and combining it with effective execution and sound risk management. Remarkably, we now have some 400 staff operating from twenty-two offices in ten countries!

Financial highlights for 2009 include:

•	Max’s four underwriting platforms each produced strong underwriting results, contributing to an overall combined ratio (CR) for the year of approximately 89%.

•	Our property/casualty (P&C) gross premiums written (GPW) totaled approximately $1.33 billion, including $130 million in GPW from the first full year of ownership of Max at Lloyd’s.

•	Max continued its emphasis on diversification and maintenance of balance between specialty insurance and reinsurance (59% and 41%), and between short- and long-tail business (49% and 51%). We believe this balance serves us well as we strive for consistency of underwriting results throughout the cycles.

•	Across our investment portfolio, we are defensively postured, with a high quality fixed maturities portfolio and significant cash balances. We achieved a total return for the year of approximately 6%. We repositioned our investment portfolio, adjusting the asset mix towards fixed maturity investments, notwithstanding the strong 2009 performance of our hedge funds. At December 31, 2009, Max’s hedge fund investments were approximately 6% of our total investment portfolio, down from 14% at December 31, 2008 and in line with our target, as well as with our Bermuda peer group.

•	We expect net operating income per diluted share of between $3.40 and $3.70, which implies a net operating return on average shareholders’ equity (ROE) of between 13.8% and 14.9%. Book value per diluted share is estimated to be between $27.10 and $27.40, versus $22.46 at December 31, 2008 and $26.54 at September 30 2009, a gain in book value per diluted share for the year of approximately 21% to 22%.

Other key accomplishments for the year included:

•	Our historical core Bermuda/Dublin underwriting businesses represented approximately 69% of our 2009 P&C GPW, and continued to produce strong results in both insurance and reinsurance. Combined ratios were approximately 76% for insurance and approximately 93% for reinsurance.

•	We continued to build out our underwriting operations, hiring additional underwriting teams as attractive opportunities arose, including an international casualty reinsurance team and a personal accident and non-U.S. financial institutions team at Max at Lloyd’s, and professional liability teams at Max Specialty and Max Managers.

•	In December, we announced the establishment of a Latin American reinsurance operation and the appointment of key experienced, leading underwriters for that market. Offices will initially be located in Brazil and Colombia. Lines of business initially offered will include property, property catastrophe, aviation, casualty, marine and surety.

•	Max Specialty completed its licensing program, and can now write business in all states, as well as Puerto Rico and the U.S. Virgin Islands. In addition, Max America can now write inland and ocean marine and other business on an admitted basis in all 50 states.

•	Max at Lloyd’s had a very successful first complete year as a member of Max, and is already making a significant contribution to group profitability with a combined ratio in 2009 of approximately 86%.

•	In August 2009, in a milestone announcement for our company, S&P assigned ‘A-’ counterparty credit and financial strength ratings to Max’s operating insurance and reinsurance companies, stating that Max has “strong underwriting and operating performance, a strong competitive position as a diversified specialty insurance and reinsurance company, and strong enterprise risk management.”

•	Last, but certainly not least, Max’s share price increased by 26% in 2009. This was a welcome turnaround from 2008, but we believe there is still significant value to be recognized in the market price of our shares.

I would be remiss if I omitted the proposed IPC merger earlier in the year. We believed the transaction represented a good opportunity to add “scale” to Max and, naturally, we were disappointed with the outcome. Given our belief that efforts to achieve such scale should never surpass the commensurate value created for our shareholders, we believe the difficult decision to hold our offer price was the right one. Max did, however, receive a termination fee that, after associated costs, contributed some $30 million ($0.54 per share) to our book value for the year. Although we consider enhanced scale to be desirable, Max continues to be a very vibrant and successful business with more than adequate capital to execute our 2010 business plan.

Our view of 2010

It would seem many industry observers have a cautious outlook for the present industry pricing environment and for underwriting prospects in 2010. Pricing is certainly soft in several product segments, but it is not uniform across all classes of business and market segments. Many companies are demonstrating their underwriting skills by carefully selecting those classes of business in which they can effectively compete, and are, hence, navigating their way to maintaining a profitable book of business.

We feel Max has proved that it is and will continue to be one of these companies. We have shrunk our presence in the softer/less-profitable classes of business, and have increased in others where we see more opportunity. GPW from our Bermuda/Dublin long-tail insurance and reinsurance business has declined approximately 12%, in the aggregate, as the market has softened since 2005. Conversely, in those operations, our shorter-tail lines have grown GPW by approximately 114% over that same period. Our newer ventures, Max Specialty, in the U.S., and Max at Lloyd’s, are almost 70% short-tail business in each case. Our reserves have developed positively in each of the last five years. At December 31, 2009, reserves for incurred but not reported losses (IBNR) comprised approximately 70% of total insurance reserves and approximately 65% of total reinsurance reserves.

For the year 2010, we expect GPW from our P&C operations to total approximately $1.4 billion, representing approximately 5% growth over 2009. Our new Latin American operation is expected to produce approximately $50 million of GPW in 2010, with the balance of growth coming primarily from the new underwriting teams that joined Max Specialty and Max at Lloyd’s in 2009. Premiums from our life reinsurance business are expected to be modest (approximately $50 million), as we remain cautious on opportunities in this market.

We continue to be focused on a business model that produces a 15% ROE across the cycle. In the softer portion of the cycle and with investment yields at historical lows, Max’s ROE for 2009 is expected to exceed 14%. Our anticipation is that 2010 will continue this trend with an ROE of approximately 13%, with some benefit from share repurchases through the year. We continue to carry a large cash position in Max’s investment portfolio, to some extent sacrificing current income (and ROE) to protect book value in the face of almost inevitable increases in interest rates. Additionally, our new operations continue to carry higher than average expense ratios, but we believe they are normalizing over time. Our expectation is that both of these factors will show meaningful improvement before we enter 2011.

Today, with our geographic scope and product diversity, Max is very well positioned to take advantage of emerging opportunities in our industry. With our global reach and specialty insurance and reinsurance capabilities, the Company has demonstrated its ability to identify and execute new business opportunities, to assimilate existing underwriting teams from outside Max, and to effectively allocate capital to those market segments that we believe represent the greatest opportunities.

We are pleased with our continued progress and look forward to a successful 2010.

I would like to wish each of you a very happy, healthy and successful New Year.

Sincerely,

Marty Becker
Chairman & Chief Executive Officer

Operating from offices in Bermuda, Ireland, the USA, Latin America and at Lloyd’s, Max Capital Group Ltd. is a global enterprise dedicated to providing diversified specialty insurance and reinsurance products to corporations, public entities, property and casualty insurers, and life and health insurers.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING INFORMATION
This release includes statements about future economic performance, finances, expectations, plans and prospects of Max Capital Group Ltd. that constitute forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those suggested by such statements. For further information regarding cautionary statements and factors affecting future results, please refer to Max Capital’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q filed subsequent to the Annual Report and other documents filed by Max Capital with the SEC. Max Capital undertakes no obligation to update or revise publicly any forward-looking statement whether as a result of new information, future developments or otherwise.

SOURCE: Max Capital Group Ltd.
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